UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 21, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

On November 21, 2006, Context Capital Management LLC (“Context Capital”) exercised its right to convert an aggregate of $2.5 million principal amount of the 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”) of LSB Industries, Inc. (the “Company”), which is the balance of the Debentures owned beneficially by Context Capital. Pursuant to the terms of the Indenture, dated March 3, 2006, governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures. As a result, the Company will issue to an aggregate of 353,125 shares of common stock to Context Capital or one of its affiliates.

In connection with the conversion, the Company agreed to pay an aggregate of $87,500, representing interest that would be due in March 2007. This conversion reduces the Company’s debt by $2.5 million and correspondingly increases stockholders’ equity by the same amount. Following this conversion, $11.75 million of the principal amount of the Debentures remains outstanding.

The issuance of the common stock upon conversion of the Debentures will be made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”). The conversion was effected without any form of general solicitation or general advertising. No commission or other remuneration was paid directly or indirectly for soliciting this transaction. The shares of common stock issued and issuable upon conversion of the outstanding Debentures are registered for resale under the Company’s Form S-1 Registration Statement, file number 333-134111, declared effective May 26, 2006.

During the period from September 1, 2006 to February 28, 2009, the conversion rate of the Debentures declines every six months, starting at 141.25 shares and ending at 129.23 shares per $1,000 principal amount of Debentures (representing an approximate conversion price of between $7.08 and $7.74 during such period). On and after March 1, 2009, the conversion rate is 125 shares per $1,000 principal amount of Debentures (representing a conversion price of $8.00 per share). The conversion rate is subject to certain anti-dilution  adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2006        LSB INDUSTRIES, INC.

                By: /s/ Tony M. Shelby
                 Tony M. Shelby
                 Executive Vice President-Finance
                 Chief Financial Officer